Exhibit 99

Craig K. Hubbard
Chief Financial Officer
985.801.5117
craig.hubbard@scppool.com

SCP POOL CORPORATION RAISES 2004 EARNINGS EXPECTATIONS

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COVINGTON, LA (June 22, 2004) SCP Pool Corporation (the “Company” or “POOL”) (Nasdaq/NM: POOL) announced today that its full year 2004 diluted earnings per share expectations have increased to $1.70 — $1.75, which compares with earlier estimates of $1.60 per diluted share. POOL now estimates reporting second quarter 2004 diluted earnings per share of approximately $1.15 — $1.17, significantly surpassing the $0.92 per share reported in the second quarter of 2003.

Manuel Perez de la Mesa, President and CEO, commented, “Our revised estimates reflect results from strong sales growth in southern markets, particularly in the western portion of the country. Other positive factors in the second quarter include sales growth of complementary products and our continued improvements in execution, providing progressively greater value more efficiently.”

POOL plans to announce financial results for the second quarter of 2004 before the market opens on Thursday, July 22, 2004. A conference call to discuss second quarter 2004 results will be held that same day at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call will be web cast by CCBN and can be accessed at POOL’s website at www.scppool.com.

SCP Pool Corporation is the largest wholesale distributor of swimming pool supplies and related products. Currently, the Company operates 198 service centers in North America and Europe, through which it distributes more than 91,000 national brand and private label products to roughly 48,000 customers.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2003 Form 10-K filed with the Securities and Exchange Commission.